Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:             11:00 AM             November 27, 2017

United Bancorp, Inc. Declares a Quarterly Cash Dividend of $0.12 per Common Share Producing a Forward Yield of 4.00% and Announces a Special Dividend Payment of $0.05 per Common Share

MARTINS FERRY, OHIO ◆◆◆ On November 22, 2017, the Board of Directors of United Bancorp, Inc. (UBCP) declared a fourth quarter cash dividend of $0.12, which is payable on December 20, 2017, to shareholders of record on December 8, 2017. At this level, the regular cash dividend produces a forward yield of 4.00% based on the market value at the most recent quarter end and represents an increase during the current year of $0.04, or 9.52%, over the regular cash dividend payout in 2016.

In addition to this regular cash dividend payment, the Board of Directors of United Bancorp, Inc. approved a special dividend of $0.05 per common share, which will be payable on December 29, 2017, to shareholders of record on December 8, 2017. The United Bancorp, Inc. Board of Directors approved this special cash dividend based on the Company’s solid earnings and strong capital position. With the regular cash dividend and this special dividend payout, United Bancorp, Inc. will pay total cash dividends of $0.51 per common share in 2017.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $454.5 million and total shareholder’s equity of $44.1 million as of September 30, 2017. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.